                                                                    Exhibit 23.1

We consent to the inclusion in this registration statement of Form S-11 on our report dated February 2, 2002, on our audit of the financial statements of Foundation Capital Resources, Inc. as of and for the fiscal year ended December 31, 2001, and as of and for the six months ended December 31, 2000.

/s/ BKD LLP
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    BKD LLP

July 3, 2002
Springfield, Missouri